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                                                                     EXHIBIT 3.4

                                 AMENDMENT NO. 1

                                       TO

                           AMENDED AND RESTATED BYLAWS

                                       OF

                                   RAMBUS INC.

                           (effective March 28, 2003)

         Pursuant to Section 109 of the Delaware General Corporation Law,
Article VIII of the Amended and Restated Certificate of Incorporation of Rambus Inc. (the "Corporation") and Article IX of the Amended and Restated Bylaws of the Corporation, the Bylaws of the Corporation shall be amended as follows:

         Section 3.2 of the Bylaws of the Corporation is hereby amended and restated in its entirety as follows:

         "3.2     NUMBER OF DIRECTORS
                  -------------------

         The number of directors of the corporation shall be not less than three
(3) nor more than nine (9). The exact number of directors shall be nine (9) until changed, within the limits specified above, by a bylaw amending this
Section 3.2, duly adopted by the board of directors or by the stockholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the Certificate of Incorporation or by an amendment to this bylaw duly adopted by the board of directors or by the stockholders.

         No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

         The foregoing amendment to the Bylaws of the Corporation were duly approved and adopted by unanimous written consent of the Board of Directors of the Corporation on March 28, 2003.